Exhibit 99.1

Investor Relations Contact:

LHA

Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Enters Agreement to Restructure Liabilities

— $8.2 million of past due accounts payable converted to short- and long-term debt —

— Immediate improvement in working capital position —

SAN DIEGO, CA – September 13, 2012 – Axesstel (OTCQB: AXST) announced it has reached an agreement with Wistron Neweb Corporation (WNC) to restructure $8.2 million in past due accounts payable into a short- and long-term payment obligation. The Payment Confirmation Agreement dated as of September 7, 2012 will result in an immediate improvement to Axesstel’s working capital position.

“This agreement is a significant step in improving our balance sheet,” said Patrick Gray, chief financial officer, “We have eliminated $8.2 million in past due current liabilities and replaced it with a long-term payment plan. By removing WNC’s security interest in certain Axesstel assets, the agreement will also assist us in our efforts to replace or restructure our accounts receivable credit facility and reduce our borrowing cost.”

Under the terms of the Payment Confirmation Agreement, Axesstel will pay WNC an aggregate of $8,172,000 as follows: $308,000 on signing the Payment Confirmation Agreement; $150,000 on or before September 30, 2012; and $7,714,000 by the deliver of a Promissory Note. The Promissory Note calls for payments of $50,000 per month, plus an additional payment on or before March 31st of each year in the amount, if any, that would make the total of all payments to WNC for the prior year equal to 50% of the company’s net income for that year. Amounts due under the Promissory Note are unsecured and non-interest bearing.

The Payment Confirmation Agreement settled all disputes between Axesstel and WNC, including the release of a security interest that WNC had been granted in certain Axesstel assets. Axesstel has previously announced that, on the basis of its improving financial performance, it is looking to replace or restructure its accounts receivable credit facility in order to reduce its borrowing costs. Elimination of WNC’s security interest was expected to be a requirement for any new credit facility.

pg. 1

About Axesstel, Inc.

Axesstel (OTCQB: AXST) is a leading provider provider of fixed wireless voice and broadband access solutions for the worldwide telecommunications market. Axesstel’s best in class product portfolio includes fixed wireless phones, wire-line replacement terminals, and 3G and 4G broadband gateway devices used to access voice calling and high-speed data services. The company has supplied millions of devices to leading telecommunications operators and distributors in over 50 countries worldwide. Axesstel is headquartered in San Diego, California. For more information on Axesstel, visit www.axesstel.com.

© 2012 Axesstel, Inc. All rights reserved. The Axesstel logo is a trademark of Axesstel, Inc.

pg. 2